UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 3, 2015

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization)		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2015, Denny's Corporation (the “Company”) amended the Second Amended and Restated Credit Agreement dated as of March 30, 2015 among Denny's, Inc., as the Borrower, the Company, Denny's Realty, LLC and DFO, LLC as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Regions Bank and Citizens Bank, National Association, as Co-Syndication Agents, Cadence Bank, N.A. and Fifth Third Bank, as Co-Documentation Agents, and the other lenders party thereto (as now amended, the “Amended Credit Facility”) to exercise the accordion feature that allows the Borrower to increase the size of the revolver and to effect other changes. The Amended Credit Facility is comprised of a $325 million senior secured revolver (with a $30 million letter of credit sublimit). The maturity date for the credit facility remains March 30, 2020. There was no change to the interest rates for the facility. Borrowings under the credit facility bear a tiered interest rate, which is based on the Company's consolidated ratio and is currently set at LIBOR plus 150 basis points.

For additional information, see the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 2.02 Results of Operations and Financial Condition.

On November 3, 2015, the Company issued a press release announcing financial results for the third quarter ended September 30, 2015. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

The discussion in Item 1.01 of this Form 8-K regarding the Amended Credit Facility is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 -- Press release issued by Denny's Corporation on November 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: November 3, 2015	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer